Exhibit 3(1)

Dean Heller
Secretary of State
101 North Carson Street, Suite 1
Carson City, Nevada 89701
775-684-5708
Website: secretaryofstate.biz

                                                                       Entity #:
                                                                     C14364-2004
                                                                Document Number:
                                                                  20060657399-57
                                            Certificate of Amendment Date Filed:
                       (Pursuant to NRS 78.385 and 78.390) 10-12-2006 8:00:18 AM
                                                                In the office of
                                                                  /s/Dean Heller

                                                                     Dean Heller
                                                              Secretary of State

              Certificate of Amendment to Articles of Incorporation
                          For Nevada Profit Corporation
                       (Pursuant to NRS 78.385 and 78.390)

1.   Name of Corporation: Motorsports Emporium, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

     Article 6. Section 6.1 has been amended to reflect a reverse spilt in the number of issued and outstanding shares of common stock. Upon effective date of this amendment, the company will have a total of 2,028,550 shares of common stocks issued and outstanding.

     This amendment does not change the authorized share of capital stock and it does not change the par value of the capital stock, which will continue to be $0.001 per value per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as me be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 58%.

4.   Effective Date of filing (optional): 10/31/06

5.   Officer Signature (required): /s/ David W. Keaveney, President

     If any proposed amendment should alter or change any preference or any relative or other right given to any to any class or series of shares of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

     IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by the appropriate fees.

                   Nevada Secretary of State AM 78.385 Amend2003 Revise 09/29/05

                                   Exhibit "A"
                                       To
                              Articles of Amendment
                                       To
                            Articles of Incorporation
                                       of
                           Motorsports Emporium, Inc.

 Article 6 of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                                   "Article 6.

Capital Stock

6.1 Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is five hundred twenty-five million (525,000,000) shares, consisting of (a) five hundred million (500,000,000) shares of Common Stock, par value $0.001 per share (the Common Stock") and (b) twenty-five million (25,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to the and restrictions imposed upon the shares of each class as follows:

6.2  Common Stock.  Each share of Common Stock shall have,  for all purposes one
     (1) vote per share.

Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

On the effective date of filing these Articles of Amendment to the Articles of Incorporation each 225 shares of issued and outstanding Common Stock shall be changed into one (1) share of Common Stock ("Reverse Stock Spilt"). The Reverse Stock Spilt shall not change the par value of the Common Stock nor change the authorized number of shares of Common Stock. Fractional shares resulting from the Reverse Stock Spilt shall be rounded up to the next whole share.

6.3 Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred Stock:

     (a) may have such voting powers, full or limited, or may be without voting powers;

     (b) may be subject to redemption at such time or times and such prices as determine by the Board of Directors;

     (c) may be entitled to receive dividends (which may be cumulative or non cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

     (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

     (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments.

     (f) may be entitled to the benefit of sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

     (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding shares of the Corporation.

     (h) may have such other relative, participating, optional or other special rights, qualifications, limitations, or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of Preferred Stock to be created by resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directions providing for the issue of any series of shares of Preferred Stock."